UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 4, 2008

RICA FOODS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-14999	87-0432572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

From Intel Office, 800 meters West, 200 meters North and 300 meters West City La Ribera de Belen, Heredia, Costa Rica
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (506) 2298-1280

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed on June 19, 2008, Rica Foods, Inc. (the “Company”), through its wholly-owned subsidiary Corporacion Pipasa S.A., entered into a Letter of Intent (the “LOI”) with Sama Valores (G.S.) S.A. (“Sama”) to negotiate the purchase of all of the outstanding equity of Industrias Avícolas Integradas S.A. (“Indavinsa”), a Nicaraguan-based poultry and poultry feed producer, for consideration anticipated to equal US$24,000,000 (the “Transaction”). Sama, the trustee of a trust holding 96% of the equity interests of Indavinsa, along with certain other individuals not a party to the LOI collectively own all of the outstanding equity interests of Indavinsa.

On July 4, 2008, Sama agreed to extend the exclusive period during which Sama and the Company could negotiate the Transaction as a result of the parties’ ongoing negotiations for an additional 60 days. This extension of the LOI is not binding. At such point as the parties enter into a binding material definitive agreement, or other material events occur with respect to the anticipated Transaction, the Company will provide updated disclosure.

Certain statements made in this Current Report on Form 8-K may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects upon the Company. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s relationships with its suppliers and vendors, international markets, commodities prices, future restatements by the Company and other risk factors. There can be no assurance that future developments affecting the Company will be those anticipated by management.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rica Foods, Inc. (Registrant)

By:	/s/ Gustavo Barboza
Name:	Gustavo Barboza
Title:	Chief Financial Officer

Dated: July 9, 2008